Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc.
Scottsdale, Arizona
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of Waste Services, Inc. of our report dated March 18, 2004 related to the financial statements of the North Central Florida District (wholly-owned divisions of Allied Waste Industries, Inc.), which appears as Exhibit 99.1 in the Current Report on Form 8-K of Capital Environmental Resource Inc. dated May 10, 2004.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

August 11, 2005